EXHIBIT 99.1

NEWS RELEASE

Contacts:      Commerce Energy Group, Inc.
C. Douglas Mitchell
Chief Financial Officer
714-259-2500

PondelWilkinson Inc.
Robert Jaffe/Roger Pondel
310-279-5980
rjaffe@pondel.com / rpondel@pondel.com

Commerce Energy Announces Fiscal 2008 Full-Year and Fourth Quarter Results
-- Company Provides Fiscal 2009 Earnings Guidance --

COSTA MESA, CA – November 12, 2008 – Commerce Energy Group, Inc. (Amex: EGR), a leading U.S. electricity and natural gas marketing company, today announced its financial results for the fiscal 2008 year-end and fourth quarter ended July 31, 2008.

Fiscal 2008 Full-Year Results
For the full year, the company reported a net loss of $31.8 million, or $1.04 per share, which includes $23.0 million in bad debt expenses primarily in the Texas market, a goodwill impairment charge of $5.1 million and a write off of unproductive software of $3.3 million. The total non-recurring charges for the impairment and the software write off amounted to $8.4 million or $0.27 per diluted share. For fiscal 2007, net income was $5.5 million, or $0.18 per diluted share, which included $0.06 per diluted share related to the net effect of $6.5 million in settlement payments received from APX, Inc. and a $3.9 million payment made to ACN to settle arbitration, plus $721,000 of related legal expenses.

Net revenues for fiscal 2008 rose 24% to $459.8 million from $371.6 million for fiscal 2007. The increase in net revenues was driven primarily by a 36% increase in electricity sales and a 7% increase in natural gas sales. Higher electricity sales reflect the impact of retail sales price increases and a 79% increase in sales volumes in Texas due to customer growth, partly offset by lower retail sales in the Pennsylvania/New Jersey and Michigan markets resulting from customer attrition.

“The operating challenges Commerce Energy faced in fiscal 2008 and continues to experience in its turnaround program led by the new management team are being exacerbated by the unprecedented global credit and financial crisis,” said Chief Executive Officer Gregory L. Craig. “While revenues for the year and fourth quarter increased because of rising energy prices, the company’s gross margin declined sharply. We were pleased last month to have completed the sale of our electric service contracts in Texas, which bolstered Commerce Energy operationally, financially and strategically and allowed us to pay down a portion of our debt. Nevertheless, the company faces serious financial constraints, an extremely unfavorable credit and lending environment, and is actively engaged in negotiations for additional asset sales.”

Gross profit for fiscal 2008 decreased to $56.7 million from $57.2 million for fiscal 2007, which included the APX Settlement of $6.5 million. Gross profit from electricity rose slightly to $47.2 million from $46.6 million for fiscal 2007, reflecting the impact of higher retail prices and usage of electricity as compared with the prior year. Gross profit for natural gas totaled $9.5 million for fiscal

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2008 compared with $10.6 million for fiscal 2007, reflecting the impact of higher retail prices, which more than offset the impact of decreased usage resulting from customer attrition.

Selling and marketing expenses increased to $14.1 million from $10.6 million last year, reflecting higher telemarketing costs related to the company’s increased customer acquisition initiatives in the early part of fiscal 2008 and increased customer service calls. General and administrative expenses rose to $64.5 million from $37.3 million in fiscal 2007 because of increased bad debt, restructuring and severance costs, stock-based compensation expense for largely unexercised options and restricted stock and amortization and depreciation costs.

Fiscal 2008 Fourth Quarter Results
For the fourth quarter of fiscal 2008, the company sustained a net loss of $20.0 million, or $0.65 per share, which included $7.0 million, or $0.23 per share, of impairment of long-lived assets and goodwill and $5.2 million, or $0.17 per share, of bad debt expense. This compares with net income of $1.1 million, or $0.03 per diluted share, in the fourth quarter of fiscal 2007.

Net revenues for the 2008 fourth fiscal quarter increased to $140.3 million from $107.9 million for the same period in fiscal 2007, primarily due to higher retail electricity and natural gas sales prices. The higher sales prices were partially offset by a 20% decrease in natural gas sales volumes in the fourth quarter of fiscal 2008 compared with the fourth quarter of fiscal 2007. The decrease in natural gas sales volumes is primarily attributable to the company’s HESCO commercial and industrial customer book of business. Electricity sales volumes remained relatively flat in the fourth quarter of fiscal 2008 compared with the fourth quarter of fiscal 2007.

Gross profit decreased to $6.9 million from $15.0 million for the fourth quarter of fiscal 2007. Gross profit from electricity decreased to $9.8 million, compared with $13.8 million for the same quarter of fiscal 2007, primarily due to lower gross margins in the Texas market, which were only partially offset by higher gross margins in Maryland and Pennsylvania. Additionally, the fourth quarter of fiscal 2007 included profit of $1.5 million from the APX settlement. Gross profit from natural gas was a loss of $2.9 million in 2008, compared with a profit of $1.2 million in the fourth quarter of fiscal 2007. The loss in the fourth quarter of fiscal 2008 included a $1.2 million lower of cost or market adjustment to the book value of the natural gas inventory held by the company as of July 31, 2008 due to a sharp decline in natural gas prices. Lower gross margins in Ohio and in the HESCO commercial and industrial customer book of business also contributed to the loss in the fiscal 2008 fourth quarter and full year.

Selling and marketing expenses for the fiscal 2008 fourth quarter decreased to $2.6 million from $3.3 million in the comparable quarter last year, reflecting lower advertising and payroll expenses related to the company’s reduction in workforce in the fourth quarter. General and administrative expenses rose to $16.4 million from $10.3 million in the prior year fourth quarter principally because of higher bad debt expense and increased restructuring costs, sales tax provisions and stock-based compensation expense for largely unexercised options and restricted stock.

Liquidity
The financial statements for fiscal 2008 have been prepared assuming that the company will continue as a going concern and contemplates the recovery of the company’s assets and satisfaction of its liabilities in the normal course of operations. However, Commerce Energy has reported substantial losses in fiscal 2008 due primarily to bad debt expense totaling $23.0 million. In addition, its credit facility at Wachovia, its secured 12% promissory notes and its discretionary line of credit demand note, both with AP Finance, LLC, each mature on December 22, 2008.  Wachovia has notified the company that it does not intend to extend the credit facility beyond December 22, 2008, although Commerce Energy anticipates it will continue to require a credit facility of $20 to $25 million over the winter

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season for letters of credit to energy suppliers, assuming current pricing. Should commodity prices increase, our credit requirements could grow significantly. Although the search for a replacement credit facility and financing to repay the company’s secured 12% promissory notes and discretionary line of credit demand note continues, as of November 12, 2008, the company does not have a firm commitment for a replacement credit facility or such financing. The unprecedented global credit crisis adds to the uncertainty of finding a replacement credit facility for letters of credit and for Commerce Energy’s other financing requirements. Accordingly, these factors raise substantial doubt about Commerce Energy’s ability to continue as a going concern.

As announced earlier today, Commerce Energy signed a letter agreement with Universal Energy Group Ltd. (TSX:UEG) (UEG) related to a potential sale of certain Commerce Energy assets to UEG and an equity investment by UEG in Commerce Energy. Pursuant to the letter agreement, Commerce Energy has agreed to a period of exclusive negotiations with UEG, extending through November 26, 2008, in order to conduct due diligence and reach a definitive agreement. The letter agreement provides that, within 10 days of signing a definitive agreement relating to the proposed transaction, UEG would replace or arrange for the replacement of Commerce Energy’s credit facility with Wachovia Capital Finance (Western). For more information regarding the letter agreement please see the Commerce Energy Press Release dated November 12, 2008 and the Current Report on Form 8-K related thereto filed by Commerce Energy with the Securities and Exchange Commission (SEC) on November 12, 2008. The company said there can be no assurances that any definitive agreement will be approved or consummated between the parties.

If the proposed transaction with UEG is consummated and UEG provides credit support for Commerce Energy’s remaining operations in other markets in which it currently operates, Commerce Energy expects to sell its natural gas inventory and reduce its cash deposits with energy suppliers. Following a closing of the proposed transaction with UEG, Commerce Energy would also reduce staff and administrative overhead to a level appropriate for its remaining operations. Commerce Energy said it believes that the proposed transaction, together with the planned sale of natural gas inventory and reductions in cash deposits with energy suppliers, would provide sufficient capital to satisfy the cash requirements of its remaining operations in other markets in which it currently operates for at least the 12 months following the closing of the proposed transaction.

Conference Call and Webcast
Commerce Energy will host a conference call to review the results of operations for the fourth quarter and fiscal year ended July 31, 2008 on November 13, 2008 at 4:30 p.m. ET (1:30 p.m. PT). The call will be available to all interested parties through a live audio webcast at www.CommerceEnergy.com and www.earnings.com. A replay of the conference call will be archived and available at www.CommerceEnergy.com for one year. A telephonic replay will be available through November 18, 2008, and can be accessed by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and using the playback Passcode 73060112.

About Commerce Energy Group, Inc.
Commerce Energy Group, Inc. is a leading independent U.S. electricity and natural gas marketing company.  Its principal operating subsidiary, Commerce Energy, Inc. is licensed by the Federal Energy Regulatory Commission and by state regulatory agencies as an unregulated retail marketer of natural gas and electricity and serves homeowners, commercial and industrial consumers and institutional customers.

For more information, visit www.CommerceEnergy.com.

Forward-Looking Statements

Except for historical information contained in this release, statements in this release, including those of Mr. Craig, may constitute forward-looking statements regarding the company’s assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “could” or similar expressions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed. Commerce Energy Group, Inc. cautions that while such statements in this news release, whether express or implied, are made in good faith and the company believes such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records, and other data available from third parties, the company cannot assure that its projections will be achieved. In addition to other factors and matters discussed from time to time in our filings with the SEC, some important factors that could cause actual results or outcomes for Commerce Energy Group, Inc. or its subsidiaries to differ materially from those discussed in forward-looking statements include: the company’s success in finding credit to replace its outstanding debt which matures on December 22, 2008; the financial crisis affecting the banking system and the financial markets and the going concern threats to many of Commerce Energy’s financial institutions, all of which may effect the company’s ability to secure credit to operate its business; the success and effectiveness of the company’s management plans and strategies; higher than anticipated attrition of company personnel; the volatility of the energy markets; higher than expected attrition of, and/or unforeseen operating difficulties relating to, customer accounts; operating hazards; uninsured risks; failure of performance by suppliers and transmitters; changes in general economic conditions, seasonal weather or force majeure events that adversely affect electricity or natural gas supply or infrastructure; decisions by our energy suppliers requiring us to post additional collateral for our energy purchases; uncertainties in the capital markets should the company seek to raise additional equity or debt; uncertainties relating to federal and state proceedings regarding the 2000-2001 California energy crisis; accounts receivable collection issues caused by unfavorable changes in regulations or economic trends; increased or unexpected competition; adverse state or federal legislation or regulation; or adverse determinations by regulators, including failure to obtain regulatory approvals.  Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, the company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.

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FINANCIAL TABLES FOLLOW

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	Three Months Ended July 31,		Year Ended July 31,
	2008	2007	2008	2007
Revenue	$140,317	$106,420	$459,801	$365,089
APX settlement	—	1,468	—	6,525
Net revenue	140,317	107,888	459,801	371,614
Direct energy costs	133,408	92,862	403,105	314,371
Gross profit	6,909	15,026	56,696	57,243
Selling and marketing expenses	2,614	3,325	14,066	10,642
General and administrative expenses	16,367	10,274	64,538	37,291
Income (loss) from operations	(12,072)	1,427	(21,908)	9,310
Other income and expenses:
Provision for impairment on intangibles	(7,001)	—	(8,426)	—
ACN arbitration settlement	—	—	—	(3,900)
Interest income	163	—	507	1,296
Interest expense	(1,056)	(240)	(1,968)	(1,053)
Total other income and expenses	(7,894)	(240)	(9,887)	(3,657)
Income (loss) before provision for income taxes	(19,966)	1,187	(31,795)	5,653
Provision for income taxes	—	122	—	122
Net income (loss)	$(19,966)	$1,065	$(31,795)	$5,531
Income (loss) per common share:
Basic	$(0.65)	$0.04	$(1.04)	$0.18
Diluted	$(0.65)	$0.03	$(1.04)	$0.18
Weighted-average shares outstanding:
Basic	30,941	30,384	30,636	29,906
Diluted	30,941	30,600	30,636	30,044

Volume and Customer Count Data

	Three Months Ended July 31,		Year Ended July 31,
	2008	2007	2008	2007
Electric – Megawatt hour (MWh)	658,000	666,000	2,483,000	2,057,000
Natural Gas – Dekatherms (DTH)	2,573,000	3,218,000	13,469,000	14,815,000
Customer Count	156,000	196,000	156,000	196,000

Condensed Consolidated Balance Sheets
(In Thousands)

	July 31, 2008	July 31, 2007
ASSETS
Cash and cash equivalents	$5,042	$6,559
Accounts receivable, net	82,416	65,231
Natural gas inventory	7,717	5,905
Prepaid expenses and other current	13,269	7,224

Total current assets	108,444	84,919
Restricted cash and cash equivalents	—	10,457
Deposits and other assets	1,600	1,906
Property and equipment, net	8,009	8,662
Goodwill	—	4,247
Other intangible assets, net	3,976	6,385
Total assets	$122,029	$116,576

LIABILITIES AND STOCKHOLDERS’ EQUITY
Energy and accounts payable	$58,500	$37,926
Short-term borrowings	11,756	—
Accrued liabilities	11,901	8,130
Total current liabilities	82,157	46,056
Total stockholders’ equity	39,872	70,520
Total liabilities and stockholders’ equity	$122,029	$116,576